Exhibit 10.23

THE OUTSIDE DIRECTORS

STOCK BASED COMPENSATION PLAN

(As amended and restated effective January 1, 2009)

The Outside Directors Stock Based Compensation Plan (“Plan”) is hereby amended and restated by Black Hills Corporation (“Company”) effective the 1st day of January, 2009, except as otherwise noted herein. [NOTE: provision permitting reelections in 2008 is effective before January 1, 2009.]

1.	RECITALS.

This document is an amendment and restatement of the Plan which was adopted by the Company effective the 1st day of January, 1997. The Plan was established to provide to Participants certain benefits in order to attract and retain competent and hardworking outside directors whose abilities, experience and judgment can contribute to the well-being of the Company and its shareholders and to further align the long-term interests of the outside directors with those of the shareholders by providing benefits based on Company common stock equivalents.

Under Section 11 of the Plan, the Company reserved the right to amend, modify, or discontinue the Plan provided only that any modification does not reduce accrued and unpaid benefits.

The purpose of this amendment and restatement is to incorporate Plan amendments adopted since 1997 and to bring the Plan into compliance with the requirements of Section 409A of the Internal Revenue Code and the final regulations thereunder effective January 1, 2009. The Plan has been operated in good faith compliance with the requirements of Section 409A of the Internal Revenue Code and the interim guidance issued thereunder during the period beginning January 1, 2005 and ending December 31, 2008. The Company does not intend to “grandfather” any benefits earned and vested under the Plan as of December 31, 2004. The amendment and restatement does not reduce any accrued and unpaid benefits.

2.	PARTICIPANTS.

Each Outside Director of the Company shall become a Participant in the Plan on the date he or she becomes an Outside Director and shall remain a Participant until his or her entire Account has been distributed. Notwithstanding the foregoing, no Company common stock equivalents shall be added to the Participant’s Account with respect to any Quarter Period beginning after the Participant ceases to be an Outside Director of the Company.

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3.	ESTABLISHMENT OF ACCOUNTS..

The Company shall establish an Account for each Participant. As of the last day of each Quarter Period ending after the Participant enters the Plan and on or before the Participant’s Benefit Payment Date, the Participant’s Account shall be credited with the Participant’s share of Company common stock equivalents, including fractional equivalents, for the Quarter Period, as determined in accordance with Section 4. If the Participant’s Benefit Payment Date occurs on a date other than the last day of a Quarter Period, the Participant’s Account shall be credited with the appropriate amount of Company common stock equivalents, if any, for the Quarter Period in which the Benefit Payment Date occurs. In addition, the Participant’s Account shall be adjusted, as appropriate, to reflect stock splits, cash dividends, stock dividends, merger, consolidation and similar circumstances affecting the Company common stock. Cash dividends will be added in the form of common stock equivalents.

4.	ADDITIONS TO ACCOUNTS.

a.         Additions to Accounts for periods prior to December 1, 2007 are under the Plan as in effect prior to January 1, 2009.

b.         For the Quarter Period December 1, 2007 through February 29, 2008, each Participant shall be entitled to a quarterly addition to their Account in the amount determined by dividing the sum of $11,333.33 by the market price of the Company common stock on February 29, 2008. For the Quarter Period beginning March 1, 2008, and for the remainder of the Plan year, and for each Plan year thereafter, each Participant shall be entitled to a quarterly addition to his or her Account in the amount of the number of Company common stock equivalents determined by dividing the sum of $12,500 by the market price of the Company common stock on the last day of the Quarter Period for each Quarter Period of the Plan Year that the Participant is eligible for benefits. If a Participant is not an Outside Director for the entire Quarter Period, then the Participant’s addition for the quarter should be prorated for the number of days that the Participant served as Outside Director.

5.	TIME AND MANNER OF BENEFIT PAYMENTS.

a.         Each Participant who entered the Plan before 2009 and whose Benefit Payment Date is after December 31, 2008 may elect a new Benefit Payment Date on an election form to be filed with the Committee. Such Benefit Payment Date shall be the first day of the month beginning after the later of (1) the date the Participant Separates from Service and (2) the date the Participant attains a specified age, provided that such age is at least 60 and no greater than 70. The election must be made in writing no later than December 31, 2008 in accordance with procedures established by the Committee, and shall in no case cause payment to occur in the year in which such election is made. If such Participant fails to make an election by December 31, 2008, his prior election shall remain in effect, provided that such prior election is not inconsistent with the provisions of the Plan as in effect on January 1, 2009. If there is no prior election, or if the prior

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election is inconsistent with the terms of the Plan as in effect on January 1, 2009, the “default” provisions of this Section shall apply.

Participants entering the Plan for the first time after December 31, 2008 may also elect a Benefit Payment Date. Such Benefit Payment Date shall be the first day of the month beginning after the later of (1) the date the Participant Separates from Service and (2) the date the Participant attains a specified age, provided that such age is at least 60 and no greater than 70. Any election must be made in writing no later than 30 days after the Participant enters the Plan in accordance with procedures established by the Committee, and shall in no case cause payment to occur in the year in which such election is made.. Such election will apply exclusively to quarterly additions made to the Participant’s Account after the election date and the benefit calculation in Section 4(b) will be prorated as if the Participant became an Outside Director on the date of election.

The Benefit Payment Date of a Participant who fails to elect a Benefit Payment Date in accordance with the above shall be the first day of the month beginning after the later of (1) the date the Participant Separates from Service and (2) the date the Participant attains age 60.

b.         At the same time and on the same election form described in Section 5a above, the Participant may elect to receive payment of the benefits represented in the Participant’s Account from the following choices:

(1)	A lump sum payment in cash or shares of common stock of the Company in an amount equal to the Participant’s Account as of the Benefit Payment Date; or
(2)

Payment in monthly installments of cash over a period of not more than 15 years. The first installment is due on the Benefit Payment Date. Subsequent installments shall be paid on the first day of each month thereafter. The installment pay out period shall be specified in the election. The amount of each installment shall equal the balance of the Participant’s Account immediately prior to the installment divided by the number of installments remaining to be paid. After the first installment has been paid, the unpaid Account balance shall accrue interest at an annual rate equal to the United States Treasury Bond yield determined as of the Benefit Payment Date.

A Participant who fails to elect a form of payment in accordance with the above shall receive payment in the form of a cash lump sum in accordance with subsection b(1).

c.         The Benefit Payment Date and the payment method, once elected, may only be changed by the Participant’s giving written notice to the Committee of the Participant’s election to change the Benefit Payment Date and payment method and filing such election to change with the Committee; provided, however, that such request shall be made at least one year before the Benefit Payment Date then in effect, shall not

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become effective for at least one year after the date the request is made, and shall specify a new Benefit Payment Date that is at least five years after the Benefit Payment Date then in effect; and provided further still, that once payments have begun, the form of payment election shall be irrevocable.

A Participant who has elected to receive a lump sum may elect to receive payment in cash or in Company common stock. Such election shall be made in writing prior to the date payment is made in accordance with procedures established by the Committee. In the absence of an election, payment shall be made in cash.

d.         Notwithstanding any provision of this Plan to the contrary, if payment of a Key Employee’s Account is to be made on account of the Key Employee’s Separation from Service, payment to such Key Employee shall begin on the later of (1) the Benefit Payment Date or (2) the first day of the seventh month beginning after the Key Employee’s Separation from Service. If payment to a Key Employee is delayed beyond the Benefit Payment Date on account of the provisions of this paragraph, and if payment of the Account is to be made in installments, the first payment shall include a lump sum equal to the sum of the monthly installment payments that would have been made if payment had begun on the Benefit Payment Date.

6.	UNFORESEEABLE EMERGENCY.

If a Participant suffers an unforeseeable emergency, as defined herein, the Committee, in its sole discretion, may pay to the Participant that portion of his or her Account which the Committee determines is necessary to satisfy the emergency need, including any amounts necessary to pay any federal, state or local income taxes reasonably anticipated to result from the distribution. A Participant requesting an emergency payment shall apply for the payment in writing on a form approved by the Committee and shall provide such additional information as the Committee may require. For purposes of this Section, “unforeseeable emergency” means a severe financial hardship to the Participant resulting from any of the following:

a.         An accident or illness of the Participant or the Participant’s spouse, beneficiary or dependent (as defined in Section 152 of the Internal Revenue Code without regard to Section 152(b)(1), (b)(2) or (d)(1)(B) of the Internal Revenue Code);

b.         Loss of the Participant’s property due to casualty, including the need to rebuild a home following damage not otherwise covered by insurance;

c.         Any other similar extraordinary and unforeseeable circumstance that is determined by the Committee, in its sole discretion, to constitute an unforeseen emergency which is not relieved by compensation through insurance or otherwise, and which cannot reasonably be relieved by the liquidation of the Participant’s other assets without causing severe financial hardship.

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7.	PAYMENTS UPON DEATH.

If the Participant dies after payment has begun but before his or her entire Account has been distributed, payment of the remaining Account shall be made to the beneficiary or beneficiaries he or she has designated under Section 9 in the form elected by the Participant. If the Participant dies before payment begins, payment of the Account shall be made to the beneficiary or beneficiaries he or she has designated under Section 9 in a lump sum. The Benefit Payment Date of a lump sum shall be the first day of the month beginning after the Participant’s death. Each beneficiary to whom a lump sum is payable may elect to receive payment in cash or in Company common stock. If a lump sum is payable to the Participant’s estate, payment shall be in cash or Company common stock, as elected by the personal representative of the Participant’s estate. Such election shall be prior to the date payment is made in accordance with procedures prescribed by the Committee.

8.	LOSS OF BENEFITS.

Notwithstanding any other provision of the Plan, if a Participant is removed as an Outside Director of the Company because of misconduct or dishonesty, the Participant shall forfeit all right to any benefits payable under this Plan, including vested benefits.

9.	DESIGNATION OF BENEFICIARY.

A Participant may designate a beneficiary or beneficiaries to receive benefits after the death of the Participant. The designation shall be effective upon filing written notice with the Committee on the form provided for that purpose. If more than one beneficiary designation has been filed, the beneficiary or beneficiaries designated in the notice bearing the most recent date will be deemed to be the valid beneficiary or beneficiaries. The Participant shall have the right, without the requirement of approval from any person, to revoke and change beneficiary designations. If no valid beneficiary designation has been made, or if all beneficiaries die before a Participant’s entire Account has been distributed, payment of the remaining Account will be made to the Participant’s estate.

10.	PLAN TO BE UNFUNDED.

All benefit payments under the Plan will be made from the general assets of the Company and Participants and their beneficiaries are to be unsecured general creditors of the Company. No special or separate fund is to be established nor other segregation of assets made to create Plan assets or cause the Plan to be a funded plan. Notwithstanding the foregoing, however, the Company may, in its sole discretion, place assets in a trust that may be used to meet Company’s obligations under the Plan and any right of a Participant to any benefit payment under the Plan shall be reduced by any payment received by the Participant from the trustee under such a trust. In the event such a trust is established, the assets of such trust shall be available to the general creditors of the Company in the event of the insolvency or bankruptcy of the Company (a “Rabbi trust”).

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11.	PLAN MAY BE MODIFIED OR DISCONTINUED.

The Company reserves the right to amend, modify or discontinue the Plan. Any modification or discontinuance of benefits shall not reduce accrued and unpaid benefits. In addition, any amendment, modification or discontinuance of the Plan shall be consistent with the requirements of Section 409A of the Internal Revenue Code.

12.	CHANGE IN CONTROL.

In the event of a Change in Control, as hereafter defined, the Company shall, as soon as possible, but in no event longer than 30 days following the Change of Control, make an irrevocable contribution to the Rabbi trust referred to in Section 10 above, or in the event the Rabbi trust has not been created, shall create such a trust, and make an irrevocable contribution to the trust, in an amount that is sufficient to pay each Participant or beneficiary the benefits to which the Participants or their beneficiaries would be entitled pursuant to the terms of this Plan as of the date of the Change in Control.

For the purposes of this section, the term “Change in Control” shall mean any of the following events:

(1)

The acquisition in a transaction or series of transactions by any Person of Beneficial Ownership of thirty percent (30%) or more of the combined voting power of the then outstanding shares of common stock of the Company; provided, however, that for purposes of this Plan, the following acquisitions will not constitute a Change in Control: (A) any acquisition by the Company; (B) any acquisition of common stock of the Company by an underwriter holding securities of the Company in connection with a public offering thereof; and (C) any acquisition by any Person pursuant to a transaction which complies with subsections (c)(i), (ii) and (iii);

(2)

Individuals who, as of December 31, 2007 are members of the Board (the “Incumbent Board”), cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the election, or nomination for election by the Company’s common shareholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Plan, be considered as a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened “Election Contest” (as described in Rule 14a-11 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or

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(3)

Consummation, following shareholder approval, of a reorganization, merger, or consolidation of the Company and/or its subsidiaries, or a sale or other disposition (whether by sale, taxable or non-taxable exchange, formation of a joint venture or otherwise) of fifty percent (50%) or more of the assets of the Company and/or its subsidiaries (each a “Business Combination”), unless, in each case, immediately following such Business Combination, (i) all or substantially all of the individuals and entities who were beneficial owners of shares of the common stock of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding shares of the entity resulting from the Business Combination or any direct or indirect parent corporation thereof (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one (1) or more subsidiaries) (the “Successor Entity”) (ii) no Person (excluding any Successor Entity or any employee benefit plan or related trust, of the Company or such Successor Entity) owns, directly or indirectly, thirty percent (30%) or more of the combined voting power of the then outstanding shares of common stock of the Successor Entity, except to the extent that such ownership existed prior to such Business Combination; and (iii) at least a majority of the members of the Board of Directors of the entity resulting from such Business Combination or any direct or indirect parent corporation thereof were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such Business Combination; or

(4)

Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company, except pursuant to a Business Combination that complies with subsections (c)(i), (ii), and (iii) above.

(5)

A Change in Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the then outstanding Common Stock as a result of the acquisition of Common Stock by the Company which, by reducing the number of shares of Common stock then outstanding, increases the proportional number of shares Beneficially Owned by the Subject Person, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Common Stock by the Company, and after such stock acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional Common Stock which increases the percentage of the then outstanding common Stock Beneficially Owned by the Subject Person, then a Change in Control shall occur.

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(6)

A Change in Control shall not be deemed to occur unless and until all regulatory approvals required in order to effectuate a Change in Control of the Company have been obtained and the transaction constituting the Change in Control has been consummated.

13.	WITHHOLDING.

There shall be deducted from all benefits paid under this Plan the amount of any taxes required to be withheld by any federal, state or local government. The Participants and their beneficiaries, distributes and personal representatives, as applicable, will bear any an all federal, foreign, state, local or other income or other taxes imposed on amounts paid under this Plan.

14.	ASSIGNABILITY.

No right to receive payments under this Plan shall be subject to voluntary or involuntary alienation, assignment or transfer, sale, bankruptcy, pledge, attachment, charge lien or encumbrance of any kind.

15.	ADMINISTRATION OF THE PLAN.

The Plan shall be administered by the Committee. The Committee shall conclusively interpret the provisions of the Plan, decide all claims and shall make all determinations under the Plan. The Committee shall act by vote or written consent of the majority of its members. The Committee may delegate any or all of its duties and authority hereunder to any person.

16.	GOVERNING LAW.

This Plan shall be governed by and construed in accordance with the laws of the State of South Dakota.

17.	NO CONTRACT.

Neither the action of the Company in establishing the Plan nor any action taken by it or by the Committee under the provisions hereof or any provisions of the Plan shall be construed as giving any Participant the right to be retained as a Director or Employee of the Company.

18.	NO TAX-QUALIFIED OR ERISA PLAN.

It is not intended that this Plan be a tax-qualified plan under the Internal Revenue Code nor is it intended that this Plan be an employee benefit plan subject to ERISA because none of the Participants are covered as Employees of the Company. The Participants’ rights under the Plan, if any, are contractual.

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19.	DEFINITIONS.

For purposes of the Plan,

“Account” shall mean the individual bookkeeping account established to track the Company common stock equivalents allocated the Participant and adjustments thereto.

“Affiliate” shall mean any business organization or legal entity that directly or indirectly, controls, is controlled by or is under common control with the Company. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by”, and “under common control with”) includes the possession, direct or indirect, of the power to vote 50 percent or more of the voting equity securities, membership interest, or other voting interest, or to direct or cause the direction of the management and policies of such business organization or other legal entity, whether through the ownership of voting equity securities, membership interest, by contract, or otherwise.

“Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

“Benefit Payment Date” shall mean the date on which benefit payments due hereunder are to be paid. All payments hereunder shall actually commence on or within 60 days after the Benefit Payment Date.

“Board of Directors” or “Board” shall mean the Board of Directors of the Company.

“Committee” shall mean the Compensation Committee of the Board of Directors of the Company.

“Director” shall mean a member of the Board of Directors of the Company.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

“Key Employee” shall mean a Participant who is a specified employee, as defined as in Section 409A of the Internal Revenue Code and the regulations and other official guidance issued thereunder, and as determined in accordance with procedures established by the Committee.

“Outside Director” shall mean a Director who is not a full-time employee of the Company.

“Participant” shall mean an Outside Director who is participating in the Plan under Section 2.

“Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d).

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“Plan Year” shall mean the 12 consecutive month period beginning each January 1 and ending each December 31.

"Quarter Period" shall mean June 1 through August 31, September 1 through November 30, December 1 through February 28 or 29 and March 1 through May 31.

“Separation from Service” shall mean separation from service (including service as a Director, an employee or an independent contractor) with the Company and all Affiliates, as defined for purposes of Code Section 409A and the regulations thereunder.

Dated this 29th day of October, 2008.

BLACK HILLS CORPORATION

By /s/ David R. Emery
David R. Emery
Chairman, President
and Chief Executive Officer

ATTEST:

/s/ Roxann R. Basham

(CORPORATE SEAL)

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